Exhibit 5.1

Claire Keast-Butler
+44 (0) 20 7556 4211
ckeastbutler@cooley.com
Endava plc
125 Old Broad Street
London EC2N 1AR
United Kingdom
31 October 2022
Ladies and Gentlemen:
Re:    Endava plc – Registration Statement on Form S-8 – Exhibit 5.1
1.INTRODUCTION
1.1We have acted as English legal advisers to Endava plc, a public limited company incorporated in England and Wales (the “Company”), in relation to the preparation and filing of the registration statement on Form S-8 to which this opinion letter is attached as an exhibit (such registration statement, as amended, including the documents incorporated by reference therein, the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder.
1.2As set out in the Registration Statement, it is proposed that up to 1,130,381 class A ordinary shares of nominal value £0.02 each in the capital of the Company (the “Shares”) that became available for issuance under the Endava plc 2018 Equity Incentive Plan with Non-Employee Sub-Plan adopted by the Company’s board of directors (the “Board” or the “Directors”) on 16 April 2018 and approved by the Company’s shareholders on 3 May 2018 (the “2018 Equity Incentive Plan”) pursuant to the evergreen increase provision of the 2018 Equity Incentive Plan be registered under the Securities Act.
1.3We are rendering this letter at the request of the Company in connection with the Registration Statement. We have taken instructions solely from the Company.
1.4Except as otherwise defined in this letter, capitalised terms used have the respective meanings given to them in the Registration Statement (as defined above) and headings are for ease of reference only and shall not affect interpretation.
1.5All references to legislation in this letter are to the legislation of England unless the contrary is indicated, and any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof, as in force on the date of this letter.
2.DOCUMENTS
For the purpose of issuing this letter, we have reviewed the following documents only:
2.1a draft PDF copy of the Registration Statement as at 31 October 2022 to be filed with the SEC on 31 October 2022;
2.2a PDF copy of the 2018 Equity Incentive Plan;
2.3a PDF executed copy of the minutes of the meeting of the Board held on 16 April 2018, at which it was resolved, inter alia, to approve the 2018 Equity Incentive Plan (the “Board Minutes”);

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2.4a PDF executed copy of the written resolutions of the Board passed on 31 October 2022 resolving, inter alia, to approve the filing of the Registration Statement (the “Written Board Resolutions”);
2.5a PDF executed copy of the minutes of the general meeting of the Company held on 3 May 2018 at which it was resolved, inter alia, to approve the 2018 Equity Incentive Plan (the “Shareholder Resolutions”);
2.6a PDF copy of the certificate of incorporation of the Company dated 27 February 2006 and a PDF copy of the certificate of incorporation on re-registration of the Company as a public limited company and change of name dated 6 July 2018; and
2.7a PDF copy of the current articles of association of the Company adopted on 3 May 2018 (the “Articles”).
3.SEARCHES
In addition to examining the documents referred to in paragraph 2 (Documents), we have carried out the following searches only:
3.1an online search at Companies House in England and Wales (“Companies House”) with respect to the Company, carried out at 9:13 a.m. (London time) on 28 October 2022 (the “Online Search”); and

3.2a telephone enquiry at the Companies Court in London of the Central Registry of Winding-up Petitions in England and Wales with respect to the Company, carried out at 10:21 a.m. (London time) on 28 October 2022 (the “Telephone Enquiry” and, together with the Online Search, the “Searches”).

4.OPINION
Subject to the assumptions set out in paragraph 5 (Assumptions), the scope of the opinion set out in paragraph 6 (Scope of Opinion) and the reservations set out in paragraph 7 (Reservations), and subject further to the following:
4.1the Registration Statement, as finally amended, having become effective under the Securities Act;
4.2the Directors having validly granted the awards in respect of the Shares under the 2018 Equity Incentive Plan;
4.3the Directors having validly resolved to allot and issue the Shares, or grant rights to subscribe for the Shares, at duly convened and quorate meetings of the Board, or by way of duly passed written resolutions of the Board in compliance with all applicable laws and regulations and with such resolutions being in full force and effect and not having been rescinded or amended;
4.4the receipt in full of payment for the Shares in an amount of “cash consideration” (as defined in section 583(3) of the Companies Act, as amended) equal to the subscription price for such Shares, assuming in each case that the individual grants or awards under the 2018 Equity Incentive Plan are duly authorised by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of applicable law, the Articles and the 2018 Equity Incentive Plan (and the agreements and awards duly adopted thereunder and in accordance therewith); and

4.5valid entries having been made in relation to the allotment and issue of the Shares in the books and registers of the Company, it is our opinion that, as at today’s date, the Shares, if and when allotted and issued, registered in the name of the recipient in the register of members of the Company and delivered in accordance with the terms and conditions referred to in the 2018 Equity Incentive Plan, and as described in the Registration Statement, will be duly and validly authorised and issued, fully paid or credited as fully paid (subject to the receipt of valid consideration by the Company for the issue thereof) and will not be subject to any call for payment of further capital.
5.ASSUMPTIONS
In giving the opinion in this letter, we have assumed (without making enquiry or investigation) that:
5.1all signatures, stamps and seals on all documents are genuine. All original documents are complete, authentic and up-to-date, and all documents submitted to us as a copy (whether by email or otherwise) are complete and accurate and conform to the original documents of which they are copies and that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the documents since they were examined by us;
5.2where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;
5.3the Articles referred to in paragraph 2.7 (Documents) of this letter remain in full force and effect, and no alteration has been made or will be made to the Articles, in each case prior to the relevant date of the granting of rights to subscribe for the Shares and/or the allotment and issue of the Shares (each such date, an “Allotment Date”);
5.4at the time of each allotment and issue of any Shares the Company shall have received in full “cash consideration” (as such term is defined in section 583(3) of the Companies Act) equal to the subscription price payable for such Shares and shall have entered the holder or holders thereof in the register of members of the Company showing that all such Shares shall have been fully paid up as to their nominal value and any premium thereon as at each Allotment Date;
5.5the 2018 Equity Incentive Plan has been validly adopted and remains in full force and effect, and no alteration has been made or will be made to the 2018 Equity Incentive Plan prior to any Allotment Date;
5.6the 2018 Equity Incentive Plan (other than the Non-Employee Sub-Plan) qualifies as an “employees’ share scheme” as defined in section 1166 of the Companies Act;
5.7in relation to any allotment and issue of any Shares by the Company pursuant to the 2018 Equity Incentive Plan, the recipient shall have become entitled to such Shares under the terms of the 2018 Equity Incentive Plan and such Shares will or rights over Shares, where applicable, will be fully vested each in accordance with the terms of the 2018 Equity Incentive Plan and such recipient has or will have complied with all other requirements of the 2018 Equity Incentive Plan in connection with the allotment and issue of such Shares;
5.8all awards have been made under the terms of the 2018 Equity Incentive Plan, that the terms of all awards have not materially deviated from the terms set out in the 2018 Equity Incentive Plan and that any Shares will be allotted and issued in accordance with the terms set out in the 2018 Equity Incentive Plan, in accordance with the Articles and applicable laws;

5.9immediately prior to each Allotment Date, the Directors had or shall have sufficient authority and powers conferred upon them to allot and issue such Shares and grant such rights (as applicable) under section 551 of the Companies Act (unless such allotment and issue or grant was or is exempt under section 549(2) of the Companies Act) and under section 570 or section 571 of the Companies Act as if section 561 of the Companies Act did not apply to such allotment and issue or grant (unless such allotment and issue or grant was or is exempt from section 561 of the Companies Act pursuant to section 566 of the Companies Act), and the Directors have not and shall not allot or issue (or purport to allot or issue) Shares and have not and shall not grant rights (or purport to grant rights) to acquire Shares in excess of such powers or in breach of any other limitation on their power to allot and issue Shares or grant rights to acquire Shares;
5.10no Shares shall be allotted or issued, or are or shall be committed to be allotted or issued, at a discount to their nominal value (whether in dollars or equivalent in any other currency);
5.11all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been so delivered;
5.12the information revealed by the Searches is true, accurate, complete and up-to-date in all respects, and there is no information which should have been disclosed by the Searches that has not been disclosed for any reason and there has been no alteration in the status or condition of the Company since the date and time that the Searches were made and that the results of the Searches will remain complete and accurate as at each Allotment Date;
5.13in relation to the allotment and issue of the Shares, the Directors have acted and will act in the manner required by section 172 of the Companies Act and the Shares will be allotted and issued in good faith and on bona fide commercial terms and on arms’ length terms and for the purpose of carrying on the business of the Company and that there are reasonable grounds for believing that the allotment and issue of the Shares will promote the success of the Company for the benefit of its members as a whole;
5.14there has not been and will not be any bad faith, breach of trust, fraud, coercion, duress or undue influence on the part of any of the Directors in relation to any allotment and issue of Shares;
5.15the Board Minutes referred to in paragraph 2.3 (Documents), provided to us in connection with the giving of this opinion, are a true record of the proceedings described therein, and that the meeting recorded in such minutes was and each meeting of the Directors referred to in paragraph 4.3 of this letter were and/or will be duly conducted as described therein, duly constituted and convened and all constitutional, statutory and other formalities were and/or will be duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote), a quorum was and/or will be present throughout, the requisite majority of Directors voted and/or will vote in favour of approving the resolutions and the resolutions passed at that meeting of the Board, as applicable, were and/or will be duly adopted, have not been and will not be revoked or varied and remain in full force and effect and will remain so as at each relevant Allotment Date;
5.16the resolutions set out in the Written Board Resolutions referred to in paragraph 2.4 (Documents) were validly passed as written resolutions in accordance with the Articles, that all eligible directors of the Company (being all the directors of the Company who would have been entitled to vote on the matter had it been proposed as a resolution at a directors’ meeting, but excluding any director where vote is not to be counted in respect of a particular matter) have signed one or more copies of the Written Board Resolutions, that all relevant provisions of the Companies Act and the Articles were complied with and the Articles were duly observed and such resolutions were duly adopted, and have not been revoked or varied and remain in full force and effect;
5.17the Shareholder Resolutions referred to in paragraph 2.5 (Documents) were duly passed at the general meeting held on 3 May 2018 at which all constitutional, statutory and other filings were duly observed, a quorum of shareholders was present throughout and the Shareholder Resolutions have not been revoked or varied and remain in full force and effect and will remain so as at each Allotment Date and all filings required to be made with Companies House in connection therewith have been made within the relevant time limits;
5.18as at each Allotment Date, the authorities granted pursuant to Article 8 of the Articles under section 551 and section 561 of the Companies Act remained or will remain unutilised to the extent necessary to permit such allotment and issue, or in respect of any Allotment Date after such authorities have expired or been fully utilised or when resolutions have been passed in substitution for the authorities contained in Article 8 of the Articles, the Company in general meeting having duly and validly resolved (i) as an ordinary resolution to authorise the Directors pursuant to section 551 of the Companies Act to allot the Shares, or grant rights to subscribe for the Shares, pursuant to the 2018 Equity Incentive Plan and (ii) as a special resolution to empower the Directors pursuant to section 570 or 571 of the Companies Act to allot such Shares and grant such rights (as applicable), free of the restrictions in section 561 of the Companies Act;
5.19the resolutions of the shareholders of the Company referred to in paragraph 5.18 will be duly passed as resolutions of the Company, all constitutional, statutory and other formalities will be observed and such resolutions will not have expired and will not be revoked or varied prior to each Allotment Date and will remain in full force and effect as at each Allotment Date;
5.20the Company has complied and will comply with all applicable anti-terrorism, anti-money laundering, sanctions and human rights laws and regulations and that each grant of rights to acquire Shares under the 2018 Equity Incentive Plan and that each allotment and issue of Shares pursuant to the 2018 Equity Incentive Plan will be consistent with all such laws and regulations;
5.21no Shares or rights to subscribe for Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”), EU Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Shares in breach of section 21 (Restrictions on financial promotion) of FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;
5.22in issuing and allotting and granting rights to acquire Shares and administering the 2018 Equity Incentive Plan, the Company is not carrying on a regulated activity (within the meaning of section 19 (The general prohibition) of FSMA); and
5.23the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, winding-up, dissolution or reorganisation of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, any such party (including the Company) or all or any of its or their assets (or any analogous proceedings in any jurisdiction) and no such steps or proceedings will have been taken as at each Allotment Date, and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, as amended (the “Insolvency Act”) and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved (although the Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company) and such actions and steps will not have been taken as at any Allotment Date.
6.SCOPE OF OPINION
6.1The opinion given in this letter is limited to English law as it would be applied by English courts on the date of this letter.
6.2We express no opinion in this letter on the laws of any other jurisdiction. We have not investigated the laws of any country other than England and we assume that no foreign law affects the opinion stated in paragraph 4 (Opinion).
6.3We express no opinion as to any agreement, instrument or other document other than as specified in this letter. For the purposes of giving the opinion in paragraph 4 (Opinion), we have only examined and relied on those documents set out in paragraph 2 (Documents) and made those searches and enquiries set out in paragraph 3 (Searches), respectively. We have made no further enquiries concerning the Company or any other matter in connection with the giving of the opinion in paragraph 4 (Opinion).
6.4No opinion is expressed with respect to taxation in the United Kingdom or otherwise in this letter.
6.5We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted therefrom.
6.6The opinion given in this letter is given on the basis of each of the assumptions set out in paragraph 5 (Assumptions) and is subject to each of the reservations set out in paragraph 7 (Reservations) to this letter. The opinion given in this letter is strictly limited to the matters stated in paragraph 4 (Opinion) and does not extend, and should not be read as extending, by implication or otherwise, to any other matters.
6.7This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter the opinion given in this letter.
6.8We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or to the reasonableness of any statements of opinion in the Registration Statement, or that no material facts have been omitted therefrom.
6.9This letter is given by Cooley (UK) LLP and no partner or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.
6.10This letter, the opinion given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinion given in it, are governed by and shall be construed in accordance with English law as at the date of this letter.

7.RESERVATIONS
7.1The Online Search described at paragraph 3.1 (Searches) is not capable of revealing conclusively whether or not:
(a)a winding-up order has been made or a resolution passed for the winding-up of a company;
(b)an administration order has been made; or
(c)a receiver, administrative receiver, administrator or liquidator has been appointed, since notice of these matters may not be filed with the Registrar of Companies in England and Wales immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.
In addition, such a company search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented.
7.2The Telephone Enquiry described at paragraph 3.2 (Searches) relates only to a compulsory winding-up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions in England and Wales immediately or, in the case of a petition presented to a County Court in England and Wales, may not have been notified to the Central Registry of Winding-up Petitions in England and Wales and entered on such records at all, and the response to an enquiry only relates to the period of approximately four years prior to the date when the enquiry was made. We have not made enquiries of any District Registry or County Court in England and Wales.
7.3The opinion set out in this letter is subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.
7.4We express no opinion as to matters of fact.
7.5We have made no enquiries of any individual connected with the Company.
7.6We express no opinion on the compliance of the 2018 Equity Incentive Plan, or the compliance of any award made under the 2018 Equity Incentive Plan, with the rules or regulations of the New York Stock Exchange or the rules or regulations of any other securities exchange that are applicable to the Company.
7.7A certificate, documentation, notification, opinion or the like might be held by the English courts not to be conclusive if it can be shown to have an unreasonable or arbitrary basis or in the event of a manifest error.
7.8We express no opinion in relation to the legality, enforceability or validity of the 2018 Equity Incentive Plan or any award agreement entered into pursuant to the 2018 Equity Incentive Plan. In particular, but without prejudice to the generality of the foregoing, we have assumed that the Shares to be allotted under the 2018 Equity Incentive Plan or any such award agreement will be paid up in full (as to their nominal value and any premium) in cash (within the meaning of section 583(1) of the Companies Act) and we express no opinion as to whether any consideration other than “cash consideration” (as such term is defined in section 583(3) of the Companies Act) which might be paid, or purport to be paid, for the Shares would result in such Shares being validly issued, fully paid and not subject to any call for payment of further capital.
7.9If (a) the Company or a person to whom the Shares are to be allotted and issued (a “Relevant Person”) is the target of economic or financial sanctions or other restrictive measures imposed in any jurisdiction (“Sanctions”) or is owned or controlled (directly or indirectly) by or is acting on behalf of or at the direction of or is otherwise connected with a person who is a target of Sanctions or (b) a Relevant Person is incorporated or resident in or operating from a country or territory that is a target of Sanctions or (c) the rights or obligations of a Relevant Person is otherwise affected by Sanctions, then the rights and obligations of such Relevant Person under the 2018 Equity Incentive Plan may be void and/or unenforceable.
7.10We express no opinion in this letter on the application or potential application of the National Security and Investment Act 2021 in relation to the 2018 Equity Incentive Plan or any transaction contemplated thereby.
8.DISCLOSURE AND RELIANCE
8.1This letter is addressed to you solely for your benefit in connection with the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations promulgated thereunder.
8.2This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose, other than for the purpose set out in above in paragraph 8.1, without our prior written consent, which may be granted or withheld at our sole discretion.
Yours faithfully
/s/ Cooley (UK) LLP

Cooley (UK) LLP